April 24, 1998

Larry Thede             303-896-3550
Rodney Miller           303-896-3096
Hadley Evans            303-896-5706


               U S WEST COMMUNICATIONS ANNOUNCES EPS GROWTH OF 6.0 PERCENT
                                IN FIRST QUARTER


  Core Telecommunications Business and New High-Speed Data Services Deliver
                               Double-Digit Growth -


ENGLEWOOD, Colo. - U S WEST Communications Group (NYSE: USW) today announced first quarter normalized, diluted earnings per share of $.71, up 6.0 percent from first quarter, 1997.

The results were driven primarily by near double-digit local service revenue growth, including near 50-percent growth in its !NTERPRISE data services division, and by continued cost controls. Overall revenue growth was 4.8 percent, impacted by the effects of federally mandated access charge reform and rate reductions in the state of Washington.

The company achieved the 6.0 percent EPS growth while continuing to absorb significant costs related to expansion of new growth businesses, and while absorbing expenses associated with mandated interconnection and number portability.

"I'm pleased with where we are financially and operationally," said Sol Trujillo, president and chief executive officer of U S WEST
Communications Group. "We're on plan with everything we committed to earlier this year."

"U S WEST Communications is in strong financial position for the impending split of our two businesses which will create 'the new U S WEST'," said Richard McCormick, chairman and chief executive officer of U S WEST, Inc.

U S WEST shareholders will vote on the split proposal which would create the new U S WEST at the company's annual meeting on June 4 in New York City.

"As we are about to become the new U S WEST, I'm excited about the tremendous growth opportunities we have in front of us," said Trujillo. "We've filed for long-distance entry and are meeting competitive requirements. We're in the process of rolling out our high-speed DSL data services throughout our region
- a rollout that will continue through the summer. We continue to expand availability of our one-number PCS service. In short, we're executing on our strategies."

Trujillo said he was also pleased with the strength of the company's core telecommunications business, which continues to grow at double-digit rates. That growth is being fueled by initiatives such as the highly successful first quarter Caller ID campaign in which the company sold nearly 850,000 units. Residential Caller ID penetration is now 30.9 percent.

Quarterly results were impacted by:

      accelerated spending resulting from the aggressive rollout of the company's first-in-the-nation
     "one-number" PCS wireless services to two additional major metro markets - Phoenix and Tucson, Ariz.;
      introduction of the first commercial high-speed DSL product; and spending of approximately $90 million for mandated interconnection and number portability to help foster local competition.

During the quarter, the company saw continuing impacts from competition in its local telephony business. It now has re-sold more than 131,000 lines to competitors.

Other first quarter highlights include:

New Product Initiatives:

The rollout of U S WEST's Access2 Advanced PCS wireless service in Phoenix on Feb. 3. In addition, the company introduced Access2 in Tucson, Ariz. on April 6, which brings the total number of cities with this service to eight. Coverage is now at 6.5 million POPs - more than 20 percent of the population in U S WEST's 14 states.

In January, the company announced plans to introduce its high-speed, MegaBit Services ADSL (Asymmetric Digital Subscriber Line) access and U S WEST.net Internet service to 5.5 million customer lines in more than 40 cities throughout its territory by mid-1998.

In January and February, U S WEST announced partnerships with Williams Communications, Intermedia, Qwest, Cisco Systems, and with Digital, HP, Microsoft, Novell, Oracle and Sun to create a next-generation national data network.

On March 31, U S WEST Communications filed for long-distance entry in Montana and plans to file in eight other states by the end of the summer and in all 14 states by the end of the year.

On the small business side, sales of the company's Centrex product line increased by nearly 50 percent during the quarter, bringing total access lines equipped with Centrex services to nearly 1.2 million.

The company recently introduced Call Waiting with Long Distance Alert to all 14 of its states as a free enhancement to Call Waiting in order to bolster new subscribership. The product provides a distinctive ring - or a special alert tone if callers are on the phone - that notifies users of incoming long-distance calls.

Volumes and Penetration:

Residential penetration levels at the end of the quarter for the company's most popular custom calling features remained strong: Voice Messaging, 17.4 percent (tops in the industry) and Call Waiting, 35.6 percent.

The addition of 634,000 access lines (adjusted for the sales of selected rural exchanges) over the past 12 months for a normalized growth rate of 4.1 percent. On an adjusted basis, business access lines grew at 4.8 percent; residential access lines grew at 3.7 percent; and residential additional lines grew 25.4 percent, reaching a second-line penetration level of 14.4 percent. Special access services growth was 25.3 percent year-over-year.


Sales and Revenues:

Local service revenues continued at a strong growth clip, rising by 9.7 percent year over year.Local service revenues on the consumer side were up 10.4 percent.

A 19.1 percent increase in private line and special access revenues, which totaled $239 million for the first quarter -- a reflection of the company's growing data networking services business and its ability to successfully compete in one of the most highly competitive segments of the telecommunications market.

Costs and Margins:

Absorbed approximately $50 million in expenses and approximately $40 million in capital related to interconnection and number portability.

U S WEST Communications (NYSE: USW) provides a full range of telecommunications services - including wireline, wireless PCS and data networking - to more than 25 million customers in 14 western and midwestern states. The company is one of two major groups that make up U S WEST, a company in the connections business, helping customers share information, entertainment and communications services in local markets worldwide.
U S WEST's other major group, MediaOne Group, is involved in domestic and international cable and telephony, wireless communications, and directory and information services. U S WEST has proposed splitting the two groups into separate public companies by mid-1998, pending shareowner approvals.

[Safe Harbor statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.]